Exhibit 10.ii.oo

SALE CONTRACT

This Sale Contract is made this 1st day of January, 2007 by and between the Salt Business Unit of Cargill, Incorporated with principal offices at 12800 Whitewater Drive #21, Minnetonka, MN 55343 (“Buyer”) and Mosaic Crop Nutrition, LLC with its principal offices located at Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, MN 55441 (“Seller”).

1. Seller agrees to sell to Buyer Untreated White Muriate of Potash (the “Commodity”) at the terms and conditions set forth below and as further set forth in Exhibit A, attached hereto and by this reference made a part hereof.

2. This Contract shall be governed by the laws of the State of Florida. Any controversy or claim arising out of or relating to this Contract or the breach thereof shall be settled by arbitration conducted in Tampa, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association now in effect. Any determination made by the arbitrator(s) shall be final and binding. Judgment on any award may be entered in any court of competent jurisdiction. The arbitrators shall have no authority to award punitive or exemplary damages.

3. Seller’s weights, taken at shipping points, shall be conclusive. No allowances shall be made for waste, leakage, loss or damage after loading and delivery to carrier.

4. All claims on account of weight, quality, deviation from specifications, loss or damage to the Commodity or otherwise are waived by Buyer unless made in writing and delivered to Seller within sixty (60) days after shipment of the Commodity. All claims must state with particularity the claim made, the basis thereof and include the support therefore. BUYER FURTHER AGREES THAT SELLER SHALL NOT BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, WHETHER GROWING OUT OF THE NON-DELIVERY, USE, INABILITY TO USE, STORAGE, TRANSPORTATION OR HANDLING OF SAID COMMODITY, OR ANY OTHER CAUSE AND WHETHER THE CLAIM IS BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT.

5. Buyer represents that it is familiar with the characteristics, qualities and potentialities of the Commodity. Seller shall not be liable for the results obtained in using the Commodity sold hereunder, either along or in combination with other substances, and shall not in any case be liable for injury to or death of persons, damages to property or economic loss resulting from or connected with the use, treatment, storage, transportation or handling of the Commodity, whether alone or in combination with any other substances; and Buyer fully agrees to indemnify Seller with respect to any and all of the foregoing unless damages, injury or death are due to Seller’s negligence or willful misconduct.

6. If Buyer (1) fails to furnish shipping instructions within the time specified, (2) fails to order any shipment hereunder within the time specified, (3) fails to supply adequate credit within the time specified, (4) refuses to accept any shipment properly tendered hereunder, (5) fails to tender any payment hereunder when due, or (6) fails to perform in any other respect according to its obligations set out herein, Seller may, in its sole option, and in addition to any other remedies which Seller may have at law or in equity, (i) extend the time of shipment, if applicable; (ii) cancel this Contract, (iii) terminate this Contract as to the portion thereof in default or as to any unshipped balance, or both; or (iv) resell, after 10 days notice to Buyer, any of the Commodity which has been shipped and which Buyer has wrongfully failed or refused to accept, and receive from the Buyer the difference between the Contract price obtained on resale if the latter be less than the former, as well as any and all indirect, consequential, incidental and special damages.

7. Any payment term requiring Buyer to establish a bank guarantee or a letter of credit shall be a precondition to Seller’s obligation to perform hereunder and any failure to timely establish a bank guarantee or a letter of credit shall constitute a default hereunder. The acceptance by Seller of bank drafts, checks or other media of payment will be subject to immediate collection of the full face value thereof. If, in Seller’s judgment, Buyer’s credit shall become impaired at any time, Seller shall have the right to decline to make shipment hereunder except against a letter of credit, cash advance or other terms acceptable to Seller, in its sole discretion, until such time as Buyer’s credit has been re-established to Seller’s satisfaction.

8. After Buyer takes title to the Commodity, any and all taxes, assessments, duties, inspection fees or other charges now or hereafter imposed by any government, governmental agency or governmental authority in respect to Buyer’s sale, delivery, shipment, procurement, manufacture, importation, exportation, possession, ownership or use of the Commodity shall be paid by Buyer. Seller shall be under no obligation to contest the validity of any tax, assessment, duty, inspection fee or other charge. Buyer shall obtain, at its own cost and expense, any and allocations, franchises, permits, fertilizer registrations, licenses and other grants required by any governmental agency or governmental authority with respect to the Commodity.

9. All demurrage, detention charges, pump charges and special equipment charges are for Buyer’s account.

10. If this Contract provides for deliveries over a period exceeding one month, Seller shall not be obligated to deliver in any 30-day period more than approximately equal monthly quantities, in relation to the total amount of this Contract, and Seller may make shipments of the total amount in such equal monthly quantities.

11. Risk of loss of the Commodity shall shift to Buyer upon delivery of the Commodity upon unload of the Commodity at Buyer’s facility.

12. Buyer represents and warrants that it is solvent as of the date of this Contract. Acceptance of any delivery under this Contract shall constitute a representation of solvency on the delivery date.

13. Seller warrants only that it has good title to the Commodity covered hereby and that the Commodity conforms to the specifications stated herein. SELLER MAKES NO OTHER WARRANTY OF ANY KIND WHATEVER, EXPRESS, IMPLIED OR ARISING FROM COURSE OF DEALING OR USAGE OF TRADE; AND ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SELLER, THERE ARE NO ORAL AGREEMENTS OR WARRANTIES COLLATERAL TO OR AFFECTING THIS CONTRACT.

14. Neither party shall be liable to the other party in any respect for failure or delay in the fulfillment or performance of this Contract, including but not limited to the obligation to make or accept deliveries, if performance is hindered or prevented, directly or indirectly, by war; riots; embargo; national emergency; inadequate transportation facilities; plant breakdowns; inability to secure fuel, power, material or labor, fire, flood, windstorm or other acts of God; strikes, lockouts or other labor disturbances (whether among employees of Seller, Buyer or others); orders or acts of any government, governmental agency or governmental authority; or any other cause of like or different kind beyond either party’s reasonable control.

15. Unless this sale is made basis Seller’s weight and/or analysis, in the event of a dispute as to weight or analysis of any shipment, an independent determination of weight and/or analysis by a mutually agreed surveyor or laboratory shall be binding upon the parties. If the Commodity meets or exceeds the specification, the cost of such determination shall be for Buyer’s account, in all other cases, the cost shall be for Seller’s account.

16. The Commodity shall be loaded and discharged subject to the rules of the respective mode of transport employed.

17. No terms or conditions in Buyer’s purchase order, acknowledgment form, or other document issued by Buyer which conflict with the terms and conditions hereof, or which increase or modify Seller’s obligations hereunder, shall be binding on Seller unless specifically identified and accepted in writing by Seller. None of the terms and conditions contained in this Contract may be added to, modified, superseded or otherwise altered except with the written consent of the other party. Buyer represents and warrants to Seller that Buyer is a merchant with respect to the purchase of the Commodity.

18. Seller is an equal opportunity employer and is a United States government contractor. Therefore, this Contract is subject to the rules and regulations imposed upon contractors and subcontractors pursuant to 41 C.F.R. Chapters 60 and 61. Unless this Contract is exempt by regulations issued by the Secretary of Labor, there is incorporated herein by reference the following: 41 C.F.R. 60-1.4; 41 C.F.R. 60-250.4 and 61-250.10 and 41 C.F.R. 60-741.4.

19. Term of this contract will begin on January 1, 2007 and end on December 31, 2008. After thirty days written notice, Either party expressly reserves the right to cause the liquidation or cancellation of this Contract because of: (a) the insolvency or financial condition of the other party; (b) the commencement of a case or the appointment of or a taking of possession by trustee or custodian under 11 U.S.C. Sections 101 et seq. or successor legislation in effect as of the date hereof; or (c) any and all other defaults of the terms and conditions specified herein, either directly or by reference.

20. Neither party shall have the right to assign this Agreement without the prior written consent of the other party. If any part of this Contract is found to be void or unenforceable, the provisions hereof shall be severable and those provisions which are lawful shall remain in full force and effect.

Additional terms and conditions are set forth in Exhibit A.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth after their signatures.

Cargill, Incorporated Salt Business Unit	Mosaic Crop Nutrition, LLC

By:	By:

Its:	Its:

Date:	Date:

EXHIBIT A

SOLD TO:
Cargill Salt
Whitewater Drive
Minnetonka, MN		Contract No.
2006000006
BILL TO:	SHIP TO:

Cargill Salt	Various Locations

COMMODITY:	Untreated White Muriate of Potash (MOP)

PACKING:	Bulk

QUANTITY:	Approximately 20,000 short tons. Buyer agrees to purchase 100% of its requirements from Seller during the term of this Agreement.

PRICE:	For the January 1 through June 30, 2007 time period pricing will be as follows:

$218/st FFR at Buyer’s designated facility Timpie, UT.
$203/st FFR at Buyer’s designated facility Savage, MN.
$204/st FFR at Buyer’s designated facility Buffalo, IA.
$230/st FFR at Buyer’s designated facility White Marsh, MD.
$234/st FFR at Buyer’s designated facility Tampa, FL.

Pricing after July 1st, 2007 will be done for 6 month time periods with final pricing determined 15 days prior to the start of the period. For example, July 1 through December 31, 2007 pricing will be finalized by June 15, 2007.

PAYMENT TERMS:	Net 30 cash from date of invoice.

SHIPMENT PERIOD:	01/01/07 to 12/31/08

RAIL DEMURRAGE:	Buyer is exempt from demurrage on actual placement date plus two free days succeeding actual placement date, after which Seller will charge $40 per day per railcar for private cars. If product shipped in railroad owned equipment, then demurrage will be charged per the railroads going rate.

STATE TONNAGE TAX:	For the account of Buyer